ODIMO INCORPORATED REPORTS 2005 FIRST QUARTER

FINANCIAL RESULTS

SUNRISE, FL., May 11, 2005 /PRNewswire-FirstCall/ — Odimo Incorporated (Nasdaq: ODMO) today reported net sales of $12.8 million for the first quarter 2005, compared to net sales of $10.4 million for the first quarter 2004, an increase of 22.4%. Net loss before dividends to preferred stockholders was $2.7 million for the first quarter 2005, compared to a net loss before dividends to preferred stockholders of $6.4 million for the first quarter 2004.

“Through our three branded websites: diamond.com, ashford.com and worldofwatches.com, we will continue to focus on our growth strategy of attracting new customers, expanding our diamond and diamond jewelry sales, and pursuing operating efficiencies as we move forward with our on-line business strategy in 2005 within a challenging marketing and advertising environment”, said Alan Lipton, Chief Executive Officer.

Key Events in the first Quarter 2005

In February 2005, Odimo closed its initial public offering and received net proceeds of approximately $22.4 million from the sale of common stock and approximately $1.4 million from the exercise of warrants.

Other Financial Highlights

Cash and cash equivalents at March 31, 2005 were $7.6 million compared to $1.7 million at December 31, 2004.

Inventories at March 31, 2005 decreased to $13.0 million compared to $14.3 million at December 31, 2004, a decrease of $1.3 million.

Gross profit for the first quarter 2005 was $3.3 million compared to $3.1 million for the first quarter 2004, an increase of 6.0%. Gross profit as a percentage of net sales decreased to 25.4 % for the first quarter 2005 compared to 29.4% for the first quarter 2004. This decrease in gross profit as a percentage of net sales for the quarter ended March 31, 2005 was primarily the result of an increased proportion of net sales being derived from diamonds which have a lower margin than luxury goods.

Fulfillment expenses for the first quarter 2005 were $888,000 as compared to $669,000 for the first quarter 2004. Fulfillment expenses as a percentage of net sales for the first quarter 2005 increased to 6.9% compared to 6.4% for the first quarter 2004.

Marketing expenses for the first quarter 2005 increased 54.4% to $1.7 million from $1.1 million for the first quarter 2004 reflecting the Company’s focus on customer acquisition, increasing the rate of repeat sales through our e-mail and retention marketing programs, and increases in on-line advertising costs.

General and administrative expenses were $2.5 million for the first quarter 2005 as compared to $6.7 million for the first quarter 2004. As a percentage of net sales, general and administrative expenses for the first quarter 2005 decreased to 19.3% compared to 63.8% for the first quarter 2004. General and administrative expenses for the first quarter 2004, exclusive of a charge for stock-based compensation expense of $4.7 million, were $2.0 million or 18.9% of net sales.

Capital expenditures for the first quarter 2005 totaled $727,000 compared to $301,000 for the first quarter 2004. This increase is due to software development costs.

Forward-Looking Statements

All statements made in this release and to be made in Odimo’s 2005 first quarter conference call, other than statements of historical fact, are or will be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Odimo and the industries and markets in which Odimo operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect Odimo’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets, changes affecting the Internet and e-commerce, the ability of Odimo to develop and maintain relationships with suppliers, the ability of Odimo to timely and successfully develop, maintain and protect its technology, confidential information and product offerings and execute operationally and the ability of Odimo to attract and retain qualified personnel. More information about potential factors that could affect Odimo can be found in its reports and statements filed by Odimo with the SEC. Odimo expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Odimo.

On April 15, 2005, the U.S. Securities and Exchange Commission extended the implementation deadline for Statement of Financial Accounting Standards No. 123R, “Share Based Payment.” As a result, Odimo Incorporated will implement SFAS 123R beginning in the first quarter of 2006, rather than in the third quarter of 2005.

First Quarter 2005 Conference Call

Odimo Incorporated has scheduled a conference call on May 11, 2005 at 5:00 p.m. EST to discuss the company’s first quarter 2005 results. For access to the conference call, please call the toll-free conference number, 1-800-591-6930. The conference passcode is “90055084.” The international telephone number is 1-617-614-4908. Alternatively, for individual investors who want to listen to the call live on the Web, go to www.fulldisclosure.com. Additionally, the conference call will be broadcast live on the Web through StreetEvents (www.streetevents.com).

About Odimo

Odimo Incorporated is an online retailer of current season brand name watches and luxury goods, high quality diamonds and fine jewelry. The Company sells brand name goods at discounts to suggested retail prices, and diamonds and fine jewelry at competitive prices, and features many of the branded items available in leading department and specialty stores, as well as diamonds certified by the Gemological Institute of America (GIA).

SOURCE Odimo Incorporated
05/11/2005
CONTACT: Amerisa Kornblum, CFO of Odimo, +1-954-835-2233, or amerisa@diamond.com
Web sites: www.diamond.com, www.ashford.com and www.worldofwatches.com

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(Unaudited)

	March 31, December 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,627	$1,663
Restricted cash	906	813
Accounts receivable	449	476
Inventories	12,970	14,321
Deposits with vendors	1,201	660
Prepaid expenses and other current assets	1,442	961

Total current assets	24,595	18,894
PROPERTY AND EQUIPMENT — net	5,643	5,320
GOODWILL	9,792	9,792
INTANGIBLE AND OTHER ASSETS — net	3,463	6,504

TOTAL	$43,493	$40,510

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,901	$10,833
Accounts payable to related parties	1,961	5,691
Accrued liabilities	1,481	3,499
Bank credit facility		9,282

Total liabilities	11,343	29,305

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 50,000 and 2,370 shares authorized; 0 and 2,370 shares issued and outstanding at March 31, 2005 and December 31, 2004 respectively (liquidation value of $139,271 at December 31, 2004)	—	3
Common stock, $0.001 par value, 300,000 shares authorized at March 31, 2005 and 4,800 shares authorized at December 31, 2004; 7,162 and 629 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	7	1
Additional paid-in capital	103,765	80,074
Accumulated deficit	(71,622)	(68,873)

Total stockholders’ equity	32,150	11,205

TOTAL	$43,493	$40,510

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,		March 31, 2004
	2005
NET SALES	$12,784		$10,444
COST OF SALES	9,532		7,376

Gross profit	3,252		3,068

OPERATING EXPENSES:
Fulfillment(1)	888		669
Marketing(1)	1,718		1,113
General and administrative(1)	2,467		6,667
Depreciation and amortization	852		749

Total operating expenses	5,925		9,198

LOSS FROM OPERATIONS	(2,673)		(6,130)
INTEREST EXPENSE, Net	(76)		(253)

NET LOSS	(2,749)		(6,383)
DIVIDENDS TO PREFERRED STOCKHOLDERS	(832)		(7,467)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,581)		$(13,850)

Net loss per common share attributable to common stockholders:
Basic and diluted	$(0.97)	$(22.02)

Weighted average number of shares:
Basic and diluted	3,677		629

(1) Non-cash stock-based compensation included in these amounts are as follows:

Fulfillment	$—	$—
Marketing	—	—
General and administrative		4,689

	$—	$4,689

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months ended March 31,
	2005	2004
OPERATING ACTIVITIES:
Net loss	$(2,749)	$(6,383)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	852	749
Stock-based compensation		4,689
Amortization of supply agreement	36	5
Amortization of discount on stockholder notes		87
Changes in operating assets and liabilities:
Increase in restricted cash	(93)	(65)
Decrease in accounts receivable	27	84
Decrease (increase) in inventories	1,351	(37)
(Increase) decrease in deposits with vendors	(541)	226
Increase in prepaid expenses and other current assets	(481)	(360)
Decrease (increase) in other assets	2,556	(147)
Decrease in accounts payable	(2,931)	(2,659)
Decrease in accounts payable to related parties	(3,730)	(424)
Decrease in accrued liabilities	(2,018)	(1,357)

Net cash used in operating activities	(7,721)	(5,592)

INVESTING ACTIVITIES —
Purchase of property and equipment	(727)	(301)

FINANCING ACTIVITIES:
Payments on stockholder notes		(225)
Net(repayments of) borrowings under bank credit facility	(9,282)	1,500
Proceeds from exercise of warrants	1,349
Proceeds from issuance of common stock, net of expenses	22,345

Net cash provided by financing activities	14,412	1,275

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,964	(4,618)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,663	5,135

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,627	$517

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Interest paid	$76	$63

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Exchange of stockholder notes (including accrued interest of $211) for convertible preferred stock and warrants		$2,266